Media Contact:     Karen Randall
                   803-597-8440
                   Debbie Atkins
                   803-597-8361

Investor Contact:  Larry Gosnell
                   803-597-8658

                                                   FOR IMMEDIATE RELEASE

           FLAGSTAR REPORTS SALE OF TWRS SUBSIDIARY COMPLETE

   SPARTANBURG, S.C., Dec. 14 -- The previously announced sale of
TW Recreational Services by Flagstar Companies, Inc. (NASDAQ: FLST) to Amfac Parks, Inc., a wholly-owned subsidiary of Northbrook Corporation, has been completed for a purchase price of $104 million.

  TW Recreational Services provides lodging, food and guest services for national and state parks, resorts and conference centers across the United States. Accounts include Yellowstone National Park, Mount Rushmore National Memorial, Florida Everglades National Park, Bryce Canyon National Park, North Rim of the Grand Canyon, Zion National Park, the Gideon Putnam Hotel and Conference Center in New York and Ohio's state parks.

  Based in Chicago, privately-held Northbrook Corporation is the parent company of Amfac Resorts, Inc., the major concessionaire at the South Rim of the Grand Canyon National Park and at Death Valley National Park.

  As part of its strategic decision to focus on the growth of its restaurant businesses, Flagstar also entered into an agreement in November for the sale of its Volume Services subsidiary. That transaction is scheduled to be completed by the end of the year.

  Flagstar, one of the nations's largest restaurant companies, owns and operates Denny's, Quincy's Family Steakhouse and El Pollo Loco restaurants and is the largest franchisee of Hardee's restaurants. The company reported 1994 revenues of $2.7 billion.
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